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                                   EXHIBIT 5


                           [SAFETY-KLEEN LETTERHEAD]


June 12, 1996


Safety-Kleen Corp.
1000 North Randall Road
Elgin, Illinois 60123-7857

     Re: Registration of 1,500,000 Shares of Safety-Kleen Corp. Common Stock on Form S-8
          -----------------

Ladies/Gentlemen:

     I am a Senior Vice President and the General Counsel of Safety-Kleen Corp., a Wisconsin corporation (the "Company"). I have acted as counsel for the Company in connection with the registration of 1,500,000 shares of common stock, $.10 par value, of the Company (the "Common Stock"), issuable under its 1995 Employee Stock Purchase Plan (the "Plan"). As counsel to the Company, I, or attorneys under my supervision have examined, among other things, the registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to such shares (the "Registration Statement"), and have also examined the proceedings and other actions taken by the Company in connection with the authorization and reservation of the Common Stock issuable under the Plan.

     Based upon the foregoing, and in reliance thereon, I am of the opinion that the 1,500,000 shares of Common Stock registered under the Registration Statement, when issued, delivered and paid for in the manner described in the Plan, will be legally and validly issued, fully paid and non-assessable, except as provided in Section 180.0622 of the Wisconsin Business Corporation Law, which provides "[t]he shareholders of every corporation . . . are personally liable to an amount equal to the par value of shares owned by them respectively . . . for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding 6 months' service in any one case."

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ HYMAN K. BIELSKY

                              Hyman K. Bielsky
                              Senior Vice President and
                              General Counsel